SUB-ITEM 77-E
LEGAL PROCEEDINGS
Since February
2004, Federated
and related entities
(collectively,
"Federated") have
been named as
defendants in
several lawsuits
that are now pending
in the United States
District Court for
the Western
District of
Pennsylvania.
These lawsuits
have been
consolidated into
a single action
alleging excessive
advisory fees
involving one
of the Federated-
sponsored mutual
funds ("Funds").
       Federated
and its counsel
have been defending
this litigation.
Additional lawsuits
based upon
similar allegations
may be filed in
the future. The
potential impact of
these lawsuits,
all of which seek
monetary damages,
attorneys' fees
and expenses, and
future potential
similar suits is
uncertain. Although
we do not believe
that these lawsuits
will have a material
adverse effect on
the Funds, there can
be no
assurance that these
suits, ongoing
adverse publicity
and/or other
developments
resulting from the
allegations in
these matters will
not result in
increased redemptions,
or reduced sales,
of shares of the
Funds or other
adverse consequences
for the Funds.

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